Exhibit 99.1

Cumulus Media Inc. Announces Discounted
Prepayment of a Portion of Senior Secured Term Loan Facility

ATLANTA, December 30, 2016 (GLOBE NEWSWIRE) - Cumulus Media Inc. (NASDAQ:CMLS) announced today that it has completed a discounted prepayment of a portion of its $1.8 billion senior secured term loan facility due December 2020.

The Company successfully purchased $28.7 million of face value of its senior secured term loan for $20.0 million, a discount to par value of 30%. The transaction closed on December 30, 2016.

The Company will recognize a one-time non-operating gain of approximately $8.7 million in its fourth quarter and full year 2016 earnings as a result of this transaction, and the Company's annual interest expense will be reduced as a result of the completion of this transaction.

J.P. Morgan Securities acted as sole advisor to the Company regarding this transaction.

About Cumulus Media:

A leader in the radio broadcasting industry, Cumulus Media (NASDAQ:CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 447 owned-and-operated stations broadcasting in 90 US media markets (including eight of the top 10), more than 8,200 broadcast radio stations affiliated with its Westwood One network and numerous digital channels. Together, the Cumulus/Westwood One platforms make Cumulus Media one of the few media companies that can provide advertisers with national reach and local impact. Cumulus/Westwood One is the exclusive radio broadcast partner to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, Westwood One News, and more. Additionally, it is the nation's leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events.

Investor Relations Contact:

Collin Jones
Investor Relations
Cumulus Media Inc.
404-260-6600